NORTHEAST BANCORP

500 Canal Street

Lewiston, Maine 04240

October 12, 2009

Dear Shareholder:

On behalf of the Board of Directors, we cordially invite you to attend the Annual Meeting of Shareholders of Northeast Bancorp (the “Company”) which will be held at the Hilton Garden Inn – Auburn River Watch located at 14 Great Falls Plaza, Auburn, Maine 04210 on Tuesday, November 10, 2009, at 11 a.m., local time.

At the Annual Meeting, shareholders will be asked (i) to elect eleven directors as members of the Board of Directors of the Company for a one year term, (ii) to consider and approve an advisory (non-binding) proposal concerning the Company’s executive compensation program and (iii) to transact such other business as may properly come before the Annual Meeting or any adjournment thereof. On the following pages you will find the Notice of the Annual Meeting of Shareholders and the Proxy Statement giving information concerning matters to be acted upon at the meeting. Of course, we will be present at the Annual Meeting to answer any questions you might have.

I sincerely hope you will be able to attend the Annual Meeting. HOWEVER, WHETHER OR NOT YOU ARE ABLE TO ATTEND THE ANNUAL MEETING, IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED. Accordingly, please sign, date, and return the enclosed proxy card which will indicate your vote upon the various matters to be considered. If you do attend the meeting and desire to vote in person, you may do so by withdrawing your proxy at that time.

We thank you for your continued support and look forward to seeing you at the Annual Meeting of Shareholders.

Very truly yours,

/s/ James D. Delamater

James D. Delamater

President and Chief Executive Officer

NORTHEAST BANCORP

500 Canal Street

Lewiston, Maine 04240

____________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on November 10, 2009

____________________________

TO THE SHAREHOLDERS OF NORTHEAST BANCORP:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of the Shareholders of Northeast Bancorp, a Maine corporation (the “Company”), will be held at the Hilton Garden Inn – Auburn River Watch located at 14 Great Falls Plaza, Auburn, Maine 04210 on Tuesday, November 10, 2009, at 11 a.m., local time, to consider and act on the following matters:

1.         Election of eleven directors to serve as members of the Board of Directors of the Company for a one year term; and

2.         An advisory (non-binding) proposal concerning the Company’s executive compensation program; and

3.         Such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on September 18, 2009 are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments thereof. Each shareholder, even though he or she may presently intend to attend the Annual Meeting, is requested to sign and date the accompanying proxy card and return it without delay in the enclosed, postage-paid envelope. Any shareholder present at the Annual Meeting may withdraw his or her proxy and vote in person on each matter brought before the Annual Meeting.

By Order of the Board of Directors

and the President

/s/ Suzanne M. Carney

Suzanne M. Carney

Clerk

Lewiston, Maine

October 12, 2009

NORTHEAST BANCORP

500 Canal Street

Lewiston, Maine 04240

______________________________

PROXY STATEMENT

2009 ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 10, 2009

_____________________________

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Northeast Bancorp, a Maine corporation (the “Company”), of proxies to be voted at the 2009 Annual Meeting of Shareholders to be held on Tuesday, November 10, 2009, at 11 a.m., local time (the “Annual Meeting”), and at any adjournment thereof. The Annual Meeting will be held at the Hilton Garden Inn – Auburn River Watch located at 14 Great Falls Plaza, Auburn, Maine 04210.

At the Annual Meeting, shareholders will be asked to consider and vote on the election of eleven nominees to serve as directors of the Company for a one year term, an advisory (non-binding) proposal concerning the Company’s executive compensation program and such other business as may properly come before the meeting.

This Proxy Statement and the enclosed form of proxy are first being sent to shareholders, together with the Notice of Annual Meeting, on or about October 12, 2009.

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended June 30, 2009 (the “2009 Annual Report”), including financial statements, accompanies this Proxy Statement, but is not part of the proxy solicitation materials.

Shareholders are urged to complete, date, and sign the accompanying form of proxy and return it promptly in the envelope provided with these materials. No postage is necessary if the proxy is mailed in the United States in the accompanying envelope.

PROXIES AND VOTING AT THE MEETING

Record Date and Voting Rights

The Board of Directors has fixed the close of business on September 18, 2009 as the record date (the “Record Date”) for the determination of the shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of the Record Date, the Company had issued and outstanding approximately 2,321,332 shares of common stock, $1.00 par value per share (“Common Stock”), constituting the Company’s only class of voting securities outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date entitles the record holder to cast one vote with respect to each matter to be voted upon at the Annual Meeting. The presence of a majority of the Company’s outstanding Common Stock as of the Record Date, in person or represented by proxy, will constitute a quorum at the Annual Meeting.

Directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. In connection with the election of directors, votes may be cast in favor of or withheld from each nominee. Votes withheld from director nominees will be counted in determining whether a quorum has been reached. However, since directors are elected by a plurality, a vote against a director nominee and votes withheld from a nominee or nominees will not affect the outcome of the election. Approval of the non-binding proposal concerning the Company’s executive compensation program requires the affirmative vote of a majority of the votes cast.

Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum, but since they are neither a vote cast in favor of, nor a vote cast opposing, a proposed action, abstentions and broker non-votes typically will not be counted as a vote cast on any routine matter. A broker non-vote generally occurs when a broker who holds shares in street name for a customer does not have authority to vote on certain non-routine matters because its customer has not provided any voting instructions on the matter. Therefore, abstentions and broker non-votes generally have no effect under Maine law with respect to the election of directors, approval of the non-binding proposal concerning the Company’s executive compensation program or other matters requiring the approval of a percentage of votes cast at the meeting at which a quorum is present.

Approval of other matters submitted to shareholders at a meeting where a quorum is present requires approval by a majority of the votes which are cast at the meeting by holders of shares entitled to vote on the subject matter, unless the Company’s articles of incorporation or bylaws or state law requires a greater number of votes.

Voting and Revocation of Proxies

All properly executed proxies received prior to or at the Annual Meeting will be voted in accordance with the instructions indicated on such proxies, if any. If no instructions are indicated with respect to any shares for which properly executed proxies have been received, such proxies will be voted FOR the election of each of the Board of Directors’ nominees for directors and FOR the non-binding proposal concerning the Company’s executive compensation program. The Company is not aware of any matter to be presented at the Annual Meeting other than those matters described in the Notice of Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting for consideration, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

Any shareholder giving a proxy may revoke it at any time before it is exercised by duly executing and submitting a later-dated proxy, by delivering written notice of revocation to the Company which is received at or before the Annual Meeting (but prior to any vote taking place), or by voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of the proxy). Any written notice revoking a proxy should be sent to the Clerk of the Company at the Company’s principal executive offices, located at the address set forth above.

Cost of Solicitation

The Company will bear the entire cost of the solicitation of proxies, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material which may be furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. The Company will reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of the Company’s Common Stock. In addition to use of the mail, proxies may be solicited by directors, officers and other employees of the Company, without additional compensation, in person or by telephone.

CORPORATE GOVERNANCE

The Board of Directors

The Board of Directors, which is elected by the shareholders, is responsible for the overall management of the business and affairs of the Company. It has the ultimate decision-making authority, except with respect to those matters reserved to the shareholders. The Board and its committees review the Company’s long-term strategic plans and exercise direct decision-making authority in a number of areas, such as declaring a dividend. The Board of Directors selects, advises and monitors the performance of the senior management team, which is charged with the conduct of the Company’s business and the implementation of the Board’s strategic plan. The Board of Directors also reviews development and succession plans for the Company’s senior executive officers, as needed.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that govern the structure of the Board of Directors and outline the Board’s policies on a number of the Company’s corporate governance issues and procedures. These guidelines embody long-standing practices of the Company and also include procedures designed to incorporate current corporate governance best practices. The Company’s corporate governance practices are designed to align the interests of the Board and management with those of the Company’s shareholders and to promote honesty and integrity throughout the Company. Portions of the Corporate Governance Guidelines are described below and are available as described herein.

Director Qualifications and Independence

Applicable rules of The NASDAQ Stock Market (“NASDAQ”), the exchange on which the Company’s Common Stock is listed, and the Corporate Governance Guidelines require that the Board of Directors consist of a majority of independent directors. The Board of Directors determines independence on the basis of standards established by NASDAQ, the Securities and Exchange Commission (“SEC”) and other facts and circumstances the Board considers relevant.

The Board of Directors and its Nominating and Corporate Governance Committee (the “Corporate Governance Committee”) evaluate the relationships between each director (or his or her immediate family members and related interests) and the Corporation and its subsidiaries to determine compliance with the NASDAQ independence rules. Based on that review, the Board of Directors has affirmatively determined, upon the recommendation of the Corporate Governance Committee, that every director, other than Messrs. Delamater, Jackson, Schiavi and Lazenby, is independent under these standards.

All directors are required to own at least 1,000 shares of common stock of the Company on or before the second anniversary of their election to the Board. All directors have met this requirement.

Executive Sessions of the Board

As provided in the Corporate Governance Guidelines, the independent directors of the Company will normally meet in executive session at least four times per year following a meeting of the Board of Directors. Since the Chairman of the Board is an independent director, the Chairman serves as the presiding director at these sessions.

Board Attendance and Annual Meeting Policy

It is the Company’s policy that directors should make every effort to attend each meeting of the Board of Directors, each meeting of the committees on which they serve, and the Company’s annual meeting of shareholders. During the fiscal year ended June 30, 2009 (the “2009 fiscal year”), there were 13 meetings of the Board of Directors, and each of the directors attended at least 75% of the meetings of the Board of Directors and committees on which he or she served. All directors attended the 2008 annual meeting of shareholders other than Messrs. Goguen, Schiavi and Rosmarin.

Board Committee Membership and Meetings

The Board of Directors has established various committees to assist the Board in fulfilling its responsibilities. All of the members of the committees are nominated by the Corporate Governance Committee and appointed by the Board of Directors. The Board of Directors had four standing committees during the 2009 fiscal year: Audit Committee, Personnel and Compensation Committee (“Compensation Committee”), Corporate Governance Committee, and Executive Committee. Members of these committees are elected annually at the Board of Directors’ meeting following the annual meeting of shareholders. Each of these committees, except for the Executive Committee, is composed entirely of independent directors and operates under a charter approved by the Board of Directors setting out the purposes and responsibilities of the committee. The committees of the Board of Directors annually review and, as appropriate, revise their respective charters to reflect, among other things, changing regulatory developments. Descriptions of these committees are provided below:

•	Audit Committee. The audit committee currently consists of four directors, all of whom are independent under the rules and regulations of NASDAQ and the SEC applicable to audit committees.

The Audit Committee reviews the implementation and operation of the Company’s audit program and internal controls, and its duties include: (i) conducting an annual review of the adequacy of the Company’s system of internal accounting and its audit program, including a review of the activities of its subsidiary bank’s examining committees, maintaining direct reporting responsibility and regular communication with the Company’s internal audit staff, and reviewing the scope and results of the internal audit procedures of the Company and its subsidiary; (ii) monitoring the integrity of the consolidated financial statements of the Company; (iii) engaging or discharging of the Company’s independent public accountants and pre-approving any non-audit services; (iv) meeting with the independent public accountants to review the plans and results of the audit engagement, to review all reports of independent auditors and bank regulatory examinations, and to respond to such reports; (v) approving the services to be performed by the independent public accountants and giving consideration to the range of the audit and non-audit fees; (vi) establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, and auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and (vii) monitoring the integrity of the Company’s internal loan review system.

As a part of its duties, the Audit Committee reviews with management and the independent auditor the annual and quarterly financial statements of the Company, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any material changes in accounting principles or practices used in preparing the financial statements prior to filing of a report on Forms 10-K or 10-Q with the SEC. The Audit Committee reviews annually the scope of the proposed internal audit, external audit, and credit review activities and also reviews the implementation of those activities. The Audit Committee also reviews annually, together with management, the retention of the independent public accountant and the contents and conclusions of the audited financial statements. Additional information regarding the functions performed by the Audit Committee and its membership is set forth in the “Report of Audit Committee” included below.

The Audit Committee, which is comprised of James P. Day, Conrad L. Ayotte, Ronald J. Goguen and Judith W. Kelley, held five meetings during the 2009 fiscal year. The Board of Directors has determined that Mr. Day, Ms. Kelley and Mr. Ayotte qualify as Audit Committee financial experts. All four Audit Committee members are independent under applicable SEC and NASDAQ independence standards applicable to audit committee membership. The Audit Committee Charter is available on the Company’s website at www.northeastbank.com.

•

Compensation Committee. The Compensation Committee currently consists of four independent directors. The Compensation Committee provides overall guidance with respect to the establishment, maintenance and administration of the Company’s compensation policies, programs, and employee benefit plans, including the review and recommendation of the chief executive officer’s and other executive officers’ compensation. The Compensation Committee also reviews and makes recommendations to the Board of Directors as to the form and amount of compensation for the Company’s directors. The Compensation Committee, is comprised of Stephen W. Wight, Judith W. Kelley, John Rosmarin, and Conrad L. Ayotte, who also serves as the Committee’s Chair. The Committee held four meetings during the 2009 fiscal year. The Compensation Committee charter is available on the Company’s website at www.northeastbank.com.

•

Corporate Governance Committee. The Corporate Governance Committee currently consists of four independent directors. The Corporate Governance Committee identifies individuals qualified to become board members and recommends to the Board nominees for election of directors, consistent with criteria approved by the Board. In addition, the Corporate Governance Committee recommends to the Board the Company’s corporate governance guidelines. The Corporate Governance Committee also leads the Board in its annual self-evaluation and review of individual board member performance and recommends to the Board membership for each Board committee. In the event of a vacancy in the office of the chief executive officer, the Corporate Governance Committee, together with the executive committee, is responsible for recommending a successor to the full Board. The Corporate Governance Committee, which consists of Judith W. Kelley, John Rosmarin, James P. Day, and Stephen W. Wight, held four meetings during the 2009 fiscal year. The Corporate Governance Committee Charter and Governance Guidelines are available on the Company’s website at www.northeastbank.com.

•

Executive Committee. The Executive Committee of the Board of Directors is empowered to act on behalf of, and to exercise all the powers of, the full Board of Directors in the management of the business and affairs of the Company when the Board of Directors is not in session, except to the extent limited by the Company’s Articles of Incorporation or Bylaws, or by Maine law. The Executive Committee, consisting of Judith W. Kelley, James D. Delamater, John Rosmarin, and John H. Schiavi, did not meet during the 2009 fiscal year.

Director Compensation

Directors of the Company also are directors of Northeast Bank (the “Bank”). For fiscal year 2009, each director receives a combined annual retainer from the Company and the Bank in the amount of $4,000. In addition, each director receives $700 for each meeting of the Board of Directors of the Company or the Bank that they attend, and an additional $200 for each committee meeting that they attend (only if such committee meeting is held on a day other than one on which a Board of Directors meeting is held). Directors receive only one meeting fee when meetings of the Board of Directors of the Company and the Bank are held on the same day. The Chairman of the Board of the Company and the Bank also receives an additional annual retainer of $4,000 for services rendered in such capacity. As of August 2007, management directors do not receive compensation for services rendered as directors. See the summary compensation table for directors fees that were paid to management directors.

Name	Annual Retainer (Company and Bank)	Meeting Fees	Committee Fees	Total
Judith W. Kelley......	$8,000	$7,700	$200	$15,900
John Rosmarin.........	$4,000	$8,400		$12,400
Conrad L. Ayotte.........	$4,000	$8,400	$200	$12,600
James P. Day............	$4,000	$8,400	$400	$12,800
Ronald J. Goguen......	$4,000	$5,600		$ 9,600
Philip C. Jackson.......	$4,000	$8,400		$12,400
John C. Orestis.........	$4,000	$7,000	$400	$11,400
John H. Schiavi.........	$4,000	$7,700	$200	$11,900
Stephen W. Wight......	$4,000	$8,400	$200	$12,600

Beginning in fiscal year 2010, directors will receive $600 per meeting and $300 per committee meeting, even if held on the same day. The retainer for directors will continue to be $4,000, and the retainer for the chairman and vice chairman will be $9,800 and $6,100, respectively.

Director Nomination Process

The Corporate Governance Committee generally identifies director candidates through recommendations made by its independent directors, but will consider candidates proposed or suggested by Board members, management, third party search firms retained by the Corporate Governance Committee and shareholders.

The Corporate Governance Committee is responsible for assessing all director candidates and recommending nominees to the Board. Pursuant to the Corporate Governance Guidelines, the Corporate Governance Committee and the Board will select director nominees based on the merit, qualifications, performance and competency of the candidate and the Company’s business needs. Candidates must be individuals of the highest character and integrity who possess significant experience or skills that will benefit the Corporation and must be free of conflicts of interest that would interfere with their ability to discharge their duties or violate any applicable laws or regulations. The Board of Directors also believes that its directors ideally should reflect a mix of experience and other qualifications. There is, however, no firm requirement of minimum qualifications or skills that a candidate must possess.

When evaluating nominees, the composition of the entire Board is taken into account, including the need for a majority of independent directors, the diversity of experience and background represented on the Board, the need for financial, business, academic, public and other expertise on the Board and its committees and the desire for directors working cooperatively to represent the best interests of the Company and its shareholders, customers, communities and employees. Candidates must be willing and able to devote the time necessary to discharge their duties and have the desire to represent and evaluate the interests of the Company as a whole. Also, the assessment of a candidate includes consideration of the number of boards on which he or she serves. A director who has reached the age of 72 cannot be nominated for election to the Board.

Shareholders also may nominate persons for election as directors at an annual shareholders’ meeting if such nominations are made in accordance with the procedures set forth in the Company’s Articles of Incorporation, and such shareholder nominees will be considered by the Corporate Governance Committee. The Articles of Incorporation require that advance notice of such proposed nomination shall be received by the Secretary of the Company not less than thirty (30) days nor more than sixty (60) days prior to any meeting of the shareholders called for the election of the Directors; provided, however, that if fewer than fourteen (14) days’ notice of the meeting is given to shareholders, such written notice of a proposed nomination shall be received not later than the close of the tenth day following the day on which the notice of the meeting was mailed to shareholders. Each notice shall set forth (a) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (b) the principal occupation or employment of each such nominee, and (c) the number of shares of stock of the Company which are beneficially owned by each such nominee. The shareholder making the nomination must be present in person or by proxy at the meeting. Shareholder nominations are considered on the same basis as nominations made by the Corporate Governance Committee.

Communications with Directors

The Board of Directors has established a process for shareholders and other interested parties to communicate with the Board or a particular director. A shareholder may send a letter to Northeast Bancorp, Attention: Corporate Clerk, 500 Canal Street, Lewiston, ME 04240. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters should state whether the intended recipients are all members of the Board or just certain specified individual directors. The Corporate Clerk will circulate the communications (with the exception of commercial solicitations) to the appropriate director or directors. Communications marked “Confidential” will be forwarded unopened. A log of all correspondence addressed to the directors will be kept for periodic review by the Corporate Governance Committee and any other interested director.

Code of Ethics

The Board has adopted a Code of Ethics which applies to all of the Company’s directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer. The Company is committed to the highest standards of ethical and professional conduct, and the Code of Conduct and Ethics provides guidance in how to uphold these standards. The Code of Ethics consists of basic standards of business practice as well as professional and personal conduct. Any material amendments to, or waivers of, the Code of Ethics (to the extent applicable to the principal executive officer, principal financial officer or principal accounting officer) will be promptly disclosed by the Company. The Corporate Governance Committee has been charged with monitoring, overseeing, and reviewing compliance with the Ethics Code.

PROPOSAL I:

ELECTION OF DIRECTORS

In accordance with the Company’s Articles of Incorporation and bylaws, and based on the recommendation of the Corporate Governance Committee, the Board of Directors has fixed the number of directors to be elected at the Annual Meeting at eleven. All of the Company’s current directors have been nominated for re-election as directors of the Company to hold office until the 2010 Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

It is intended that the proxies received from shareholders, unless contrary instructions are given therein, will be voted FOR the election of the nominees named below, each of whom has consented to being named herein and has indicated his or her intention to serve if elected. If any nominee for any reason should become unavailable for election or if a vacancy should occur before the election, it is intended that the shares represented by the proxies will be voted for such other person as the Company’s Board of Directors shall designate to replace such nominee. The Board of Directors has no reason to believe that any of the nominees will not be available or prove unable to serve if so elected.

Nominees for Director

The age of each nominee, positions and offices with the Company and the Bank, term of office as a director of the Company, business experience during the past five years, and additional biographical data is set forth below. Information with respect to the nominees is provided as of September 18, 2009, except as otherwise stated.

Name of Nominee	Age	Position with Company (1)	Director Since
Judith W. Kelley..............	53	Chairman of the Board	1994
John Rosmarin.................	61	Vice Chairman of the Board	1997
Conrad L. Ayotte.............	54	Director	2007
James D. Delamater.........	58	President, Chief Executive Officer, and Director	1987
James P. Day....................	49	Director	2003
Ronald J. Goguen.............	64	Director	1990
Philip C. Jackson.............	64	Director	1987
Pender J. Lazenby............	59	Chief Risk Officer and Director	2003
John C. Orestis.................	66	Director	2007
John H. Schiavi................	69	Director	1998
Stephen W. Wight............	65	Director	1987

______________

(1)	The board of directors of the Bank is identical to that of the Company.

All directors of the Company hold office until the earlier of the next annual meeting of the shareholders and until their successors have been duly elected and qualified, or their death, resignation, or removal.

Judith W. Kelley has been the Chairman of the Board of the Company and the Bank since 2002 and has been a director of the Company and the Bank since 1994. Ms. Kelley, a certified management accountant (“CMA”), also is the President of Aqua Maine, Inc., a water utility serving various communities in Maine.

John Rosmarin has been Vice Chairman of the Board of Directors of the Company since 2002 and a director of the Company and the Bank since 1997. Mr. Rosmarin is the President and Chief Executive Officer of Saunders Manufacturing Company, Inc., an office products manufacturer and distributor, a position he has held since 1982.

Conrad L. Ayotte has been Vice President, Treasurer, Chief Financial Officer and Co-owner of JS McCarthy Printers in Augusta, Maine since 2000. Mr. Ayotte has held a variety of senior level positions with successful local businesses in Maine and received public accounting experience with the firms of Price Waterhouse & Company and at Schatz, Fletcher & Associates, CPA’s in Augusta, Maine, where he was a partner. Mr. Ayotte is a Certified Public Accountant and received his undergraduate degree from Thomas College, his Masters of Business from Notre Dame Graduate School of Business and an honorary Doctorate from Thomas College.

James D. Delamater has been President, Chief Executive Officer and a director of the Company and the Bank since 1987.

James P. Day has been a director of the Company and the Bank since April 2003. Mr. Day is, and has been since 2000, the President of LRI, Inc., a real estate development company in Lewiston, Maine. From 1987 to 2000, Mr. Day served as the Treasurer of LRI, Inc. (and its predecessor, Lewiston Raceways, Inc.).

Ronald J. Goguen has been a director of the Company and the Bank since 1990. He is President and Chief Executive Officer of Landdrill International, Inc., a Canadian corporation that provides contract drilling services primarily to companies in the mineral and metals industries. Mr. Goguen also is the President of Royal Oaks Real Estate, Inc. and also of Royal Oaks Golf & Country Club, Inc.

Philip C. Jackson has been a director of the Company and the Bank since 1987. Mr. Jackson also served as the Senior Vice President of the Bank’s Trust Operations since 1997 until his retirement in June 2008. From 1991 to 1994, Mr. Jackson served as President of Bethel Savings, the predecessor to the Bank.

Pender J. Lazenby has been a director of the Company and the Bank since 2003. Further, since February 2005, Mr. Lazenby has served as the Chief Risk Officer and Senior Vice President of Northeast Bank. Before joining the Board of Directors, Mr. Lazenby had served in a variety of positions with FleetBoston (and BankBoston prior to its acquisition in 1999) from 1994 until his retirement at the end of 2002. During this period, Mr. Lazenby served as Executive Credit Officer (1999-2000) and Senior Approval Authority (2001-2002) in Corporate Banking (FleetBoston); Group Senior Credit Officer in Corporate Banking (1998-2000) and in Commercial Real Estate (1994-1998) at BankBoston.

John C. Orestis has been the owner, Treasurer and Chief Development Officer of Schooner Estates Retirement Community in Auburn, Maine since 2006 as well as the President and Chief Executive Officer of North Country Associates in Lewiston, Maine since 1981. Mr. Orestis received his Juris Doctorate from American University and was a senior Partner at Skelton, Taintor, Abbott & Orestis, Attorneys from 1968 to 1987, specializing in business and tax law. Mr. Orestis has served on many government and civic organizations throughout Maine, including the Maine Healthcare Organization and the Maine Economic Growth Council.

John H. Schiavi has been a director of the Company and the Bank since 1997. Mr. Schiavi has been the President and sole owner of Schiavi Enterprises, a real estate development firm, since 1962. He also serves on the board of directors of Major Drilling Group International Inc. based in Moncton, New Brunswick, Canada.

Stephen W. Wight has been a director of the Company and the Bank since 1987. Mr. Wight is the owner of Sunday River Inn, LLC, a resort hotel, and the manager of Wight Enterprises LLC, a property management company.

There is no family relationship between any of the Company’s directors, nominees to serve as director, or executive officers. There are no arrangements between any director or director nominee of the Company and any other person pursuant to which he or she was, or will be, selected as a director.

The Board of Directors recommends a vote FOR

the election of all eleven nominees.

PROPOSAL II:

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

As part of the Capital Purchase Program established by the U.S. Department of the Treasury (“Treasury”) under the Emergency Economic Stabilization Act of 2008 (the “EESA”), the Company entered into a Letter Agreement (including the Securities Purchase Agreement–Standard Terms incorporated by reference therein, the “Purchase Agreement”) with Treasury pursuant to which the Company issued and sold to Treasury (i) 4,227 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock,

Series A, having a liquidation preference of $1,000 per share (the “Series A Preferred Stock”), and (ii) a ten-year warrant to purchase up to 67,958 shares of the Company’s Common Stock, par value $1 per share (the “common stock”) at an initial exercise price of $9.33 per share (the “Warrant”), for an aggregate purchase price of $4.227 million in cash. All of the proceeds from the sale of the Series A Preferred Stock and the Warrant will be treated as Tier 1 capital for regulatory purposes.

In connection with the Corporation’s voluntary participation in the Treasury’s Capital Purchase Program (“CPP”), the Corporation is offering shareholders the opportunity to vote on an advisory (nonbinding) resolution to approve the Company’s executive compensation program described in the Executive Compensation section of this proxy statement. The vote was made a condition of the Company’s continued participation in the CPP by the American Recovery and Reinvestment Act of 2009 (“ARRA”).

As provided under ARRA, this vote will not be binding on the Board or on the Compensation Committee and may not be construed as overruling a decision by the Board of Directors or by the Compensation Committee or create or imply an additional fiduciary duty on the Board. Nor will the vote affect any compensation paid or awarded to any executive. The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The Board recommends that shareholders approve, in an advisory (non-binding) vote, the following resolution:

RESOLVED, that the shareholders approve the Company’s executive compensation program.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

The following summary compensation table sets forth the cash and non-cash compensation paid to or accrued for the past fiscal year for the Company’s Chief Executive Officer, Chief Financial Officer and for the three other most highly compensated executive officers of the Company or its subsidiaries whose total compensation exceeded $100,000 for the fiscal year ended June 30, 2009 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary	Bonus	Non-equity Incentive Plan Compensation	Non-qualified Deferred Compensation	All Other Compensation (1)	Total Compensation
James D. Delamater................. President and Chief Executive Officer	2009	$268,434	$0	$15,000	$42,339	$12,164	$337,937
	2008	258,707	0	15,000	35,282	14,881	323,870
	2007	240,694	0	0	0	23,148	263,842
Robert S. Johnson.................... Chief Financial Officer	2009	$146,692	$0	$5,000	$24,321	$5,433	$181,446
	2008	142,419	0	5,000	20,268	5,305	172,992
	2007	138,271	0	0	0	5,030	143,301
Marcel C. Blais........................ Chief Operating Officer, Retail Banking	2009	$146,692	$0	$5,000	$11,702	$4,953	$168,347
	2008	142,419	0	5,000	9,751	4,904	162,074
	2007	138,271	0	0	0	4,538	142,839
Pender J. Lazenby................... Chief Risk Officer	2009	$155,590	$0	$5,000	$32,199	$5,700	$198,489
	2008	154,332	0	5,000	26,832	6,559	192,723
	2007	139,392	0	0	0	17,813	156,205
Leslie Couper..........	2009	$121,849	$0	$5,000	$6,984	$4,271	$138,104
Northeast Financial	2008	124,067	0	5,000	12,407	4,103	$145,577
Division Manager	2007	115,378	0	0	0	3,797	$119,175

(1)	These amounts include payments as follows:

(i) term life insurance premiums for 2009: $1,032 for Mr. Delamater; $1,032 for Mr. Johnson; $552 for Mr. Blais; $1,032 for Mr. Lazenby; and $346 for Ms. Coupler; 2008: $1,032 for Mr. Delamater; $456 for Mr. Johnson; $1,032 for Mr. Blais; $1,032 for Mr. Lazenby; and $276 for Ms. Couper. For 2007: $1,032 for Mr. Delamater; $792 for Mr. Johnson; $360 for Mr. Blais; $1,032 for Mr. Lazenby; and $276 for Ms. Couper.

(ii) matching 401k contributions for 2009: $6,754 for Mr. Delamater; $4,401 for Mr. Johnson; $4,401 for Mr. Blais; $4,668 for Mr. Lazenby; and $3,655 for Ms. Couper. For 2008: $6,990 for Mr. Delamater; $4,273 for Mr. Johnson; $4,273 for Mr. Blais; $4,627 for Mr. Lazenby; $3,722 and for Ms. Couper. For 2007: $6,405 for Mr. Delamater; $4,148 for Mr. Johnson; $4,148 for Mr. Blais; $4,181 for Mr. Lazenby; and $3,461 for Ms. Couper.

(iii) Automobile reimbursement allowance for 2009: $2,892 for Mr. Delamater. For 2008: $4,309 for Mr. Delamater. For 2007: $1,520 for Mr. Delamater.

(iv) Employee contribution to a Health Savings Account for 2009: $1,486 for Mr. Delamater. For 2008: $1,500 for Mr. Delamater

(v) Director fees for 2008: $900 for Mr. Delamater; $900 for Mr. Lazenby. For 2007: $12,600 for Mr. Delamater; $12,600 for Mr. Lazenby.

(vi) Referral fee (bankwide program for the referral of new business) for 2009: $270 for Ms. Couper. 2008: $150 for Mr. Delamater; $175 for Mr. Blais; $105 for Ms. Couper. For 2007: $90 for Mr. Delamater; $90 for Mr. Johnson; $30 for Mr. Blais; $60 for Ms. Couper.

Stock Option Grants

                 The Company has two stock option plans under which it may make awards of incentive and non-qualified stock options. During the fiscal year ended June 30, 2009, no awards were made to any of the Named Executive Officers.

Outstanding Equity Awards At Fiscal Year End

The following table sets forth, for each of the Named Executive Officers, the number of shares of Common Stock acquired pursuant to the exercise of stock options during the 2009 fiscal year, the number of the stock options held at June 30, 2009, and the realizable gain on outstanding stock options that are “in-the-money.” The in-the-money stock options are those with exercise prices that are below the year-end stock price as a result of an increase in stock value since the date of the grant.

Outstanding Equity Awards At Fiscal year End

OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price	Option Expiration Date
James D. Delamater..............................	1,000 3,000 5,000	$8.00 $8.25 $13.10	12/17/09 08/18/10 07/20/11

Non-Equity Incentive Plan Compensation

The following table summarizes information with respect to grants of plan-based awards to the Named Executive Officers during fiscal year 2010. The incentive compensation is dependent upon the attainment of goals set on the grant date. For more information see Our Compensation Decisions Discussion on page 24.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)
James D. Delamater.........................	August 21, 2009	$40,265
Marcel C. Blais................................	August 21, 2009	$14,669
Robert S. Johnson............................	August 21, 2009	$14,669
Pender J. Lazenby............................	August 21, 2009	$15,559
Leslie L. Couper......................	August 21, 2009	$12,184

Employment Agreements

The Company does not have employment agreements with any of the Named Executive Officers although it does have Salary Continuation Agreements, discussed later. Mr. Sargent previously had a five year employment agreement that expired on September 29, 2009.

401(k) Plan Employees Savings Plan

The Company maintains a tax-deferred defined contribution plan (the “401(k) Plan”) for its employees. Each employee who is scheduled to work at least 1,000 hours per year and is at least 18 years of age may elect to participate in the 401(k) Plan once he or she has completed ninety days of service. Under the 401(k) Plan, a participating employee is given an opportunity to make an elective contribution under a salary deferral savings arrangement of up to a maximum of 15% (or $16,500) of the participant’s pre-tax compensation. If the participating employee is over age 50, they may set aside an additional $5,500 for “catch up contributions”. Such contribution is fully vested in the participant. In addition, the Company may, in its sole discretion, make a separate matching contribution on behalf of employees who elect to participate in the plan by contributing an amount equal to a specified percentage of their compensation to the plan. Messrs. Delamater, Johnson, Blais, Lazenby, and Ms. Couper participated in the 401(k) Plan at approximately 5.77%, 10.57%, 9.43%, 9.96%, and 12.72% of their salaries, respectively. For the year ended June 30, 2009, the Company made 401(k) matching contributions on behalf of its employees in the amount of approximately $270,062. No profit sharing contributions were paid under the plan for the fiscal year ended June 30, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

THE COMPENSATION COMMITTEE

Makeup and Charter of the Committee

The Company has a standing Compensation Committee, referred to as the “Committee” hereinafter in this discussion. The Committee operates pursuant to a Committee charter (which is available at www.northeastbank.com) that has been approved by the Board. The Board determined that each of the directors listed below, who served as members of the Committee during the fiscal year ended June 30, 2009, is independent according to the Board’s independence standards as set out in the Company’s Governance Principles (which are available at www.northeastbank.com), and applicable rules of the SEC and the corporate governance rules of NASDAQ. The Compensation Committee has the authority to retain and compensate advisors that it deems necessary to fulfill its duties. The Compensation Committee met four times in 2009. For fiscal year 2009, the Committee’s members were:

Mr. Conrad L. Ayotte (Chair)	Ms. Judith W. Kelley
Mr. John Rosmarin	Mr. Stephen W. Wight

The Committee’s Job

The Committee is charged with formulating and making recommendations to the Board with respect to compensation issues relating to directors and senior officers of the

Company, including the Chief Executive Officer. The Committee also makes recommendations regarding, and administers, the Company’s stock option plans, each in accordance with its terms, which are described below. The Committee reviews and makes recommendations regarding the general merit increase budget for salaried and hourly employees and has general oversight of employee benefit programs. In addition, the Committee, in consultation with the Chief Executive Officer, considers and reports to the Board regarding employee or executive succession matters. The Board has the ultimate decision-making authority regarding employee or executive succession and compensation matters.

Continuing Process

Although many compensation decisions are made in the first quarter of the fiscal year, our compensation planning process neither begins nor ends with any particular Committee meeting. Compensation decisions are designed to promote our fundamental business objectives and strategy.

The Compensation Committee recommends all compensation and awards to executive officers, which include the chief executive officer, the chief financial officer, the chief operations officer, the chief risk officer and senior vice presidents. Generally, on its own initiative, the Compensation Committee reviews the performance and compensation of the chief executive officer and, following discussions with, where it deems appropriate, the human resources director or other appropriate advisors, establishes his compensation level and determines whether or not to make equity awards to the chief executive officer. For the remaining executive officers, the chief executive officer and the human resources director make recommendations to the Compensation Committee that generally, with minor adjustments, are approved. With respect to equity compensation awarded to others, the Compensation Committee grants restricted stock and stock options, generally based upon the recommendation of the chief executive officer.

The Committee Has Reviewed the Appropriateness Of Compensation

The Compensation Committee reviewed the amounts payable under each individual element of compensation, as well as in the aggregate, for each named executive officer and concluded that the individual elements of, and total aggregate compensation paid to, each named executive officer were appropriate. Factors the Compensation Committee considered in analyzing compensation include:

* Total compensation;

* Internal pay equity;

* The company’s stock ownership and/or stock retention policies;

* The competitive environment for recruiting executive officers, and what competitors pay; and

* The “need” to provide each element of compensation and the amounts targeted and delivered.

The Committee Engaged A Consulting Firm To Provide Outside Expertise

The Compensation Committee Charter grants the Compensation Committee the sole and direct authority to hire and fire advisors and compensation consultants and approve their compensation. To assist the Compensation Committee in establishing “targeted overall compensation” (i.e., the aggregate level of compensation that we will pay if performance goals are fully met) in 2009, we participated in and referenced a compensation survey conducted by Berry, Dunn, McNeil & Parker, a regionally recognized consulting firm. The study compares compensation at the Company and at comparable companies in northern New England. Studies like this one cover in detail only those individuals for whom compensation information is disclosed publicly. As a result, these studies generally cover the five most highly compensated officers at each company included within the survey. Thus, this information correlates to our president and the individuals who are executive vice presidents or the equivalent at the Company. Berry, Dunn, McNeil & Parker also provided us with data that was less company-specific to assist us with respect to establishing compensation at other levels within our organization. The overall results of this study provided the starting point for our analysis. We annually compare the executive salaries of northern New England banks of similar size with a goal of maintaining salary ranges and midpoints that approximate these averages. Salary ranges should be sufficient to attract and retain employees in our marketplace.

COMPENSATION COMMITTEE CPP RISK ASSESSMENT

In accordance with the applicable requirements of the U.S. Treasury’s Capital Purchase Program (“CPP”), the Compensation Committee evaluated and reviewed the incentive compensation arrangements in place with its Named Executive Officers and with other members of senior management. The Compensation Committee concluded that the overall structure of the Corporation’s incentive compensation arrangements does not encourage the taking of unnecessary or excessive risks by the executives.

COMPENSATION STRUCTURE AND POLICIES

Compensation Philosophy

The Company’s success is dependent upon its ability to attract and retain highly qualified and motivated executives. The Company endorses the philosophy that executive compensation should reflect the Company’s performance, the contribution of such officers to that performance and salaries that are competitive with peer banks. Our executive compensation program is designed to support our company’s core values and strategic objectives. Moreover, our compensation philosophy is intended to align the interests of management with those of our shareholders.

Compensation Objectives

The Company’s compensation policy is designed to achieve the following fundamental objectives: (i) attract and retain qualified executives, (ii) motivate performance to achieve specific strategic objectives of the Company, and (iii) align the interests of senior management with the long-term interests of the Company’s stockholders. We more specifically attempt to achieve these objectives through competitive base salary, incentive compensation and stock option grants.

Key Elements of Executive Compensation

The Chief Executive Officer’s annual salary is determined primarily on the basis of his individual performance and the performance of the Company. While no mathematical weighting formula exists, the Committee considers all factors which it deems relevant, including the Company’s financial results, the duties and responsibilities of the Chief Executive Officer, the Chief Executive Officer’s individual performance relative to written objectives established at the beginning of each year, and comparison of the current salary of the Chief Executive Officer to salaries of chief executive officers of northern New England Banks of similar size. Awards pursuant to option plans are made in accordance with the respective plans.

We compensate our senior management through a mix of base salary, incentive compensation and equity compensation designed to be competitive with comparable employers and to align management’s incentives with the long-term interests of our stockholders and to reward performance. Our compensation setting process consists of establishing targeted overall compensation for each senior manager and then allocating that compensation among base salary and incentive compensation. At the senior-most levels, we design the incentive compensation to reward company-wide performance through tying awards primarily to earnings growth and stock price appreciation. At lower levels, we design the incentive compensation to reward the achievement of specific operational goals within areas under the control of the relevant employees, although company-wide performance is also a factor.

The key elements of the Company’s compensation program currently are base salary, annual performance-based cash incentive compensation, long-term equity-based incentives and deferred compensation. We believe a competitive base salary is important to attract and retain good executives. We believe annual performance-based incentives are valuable in recognizing and rewarding individual achievement. Finally, we believe equity-based compensation makes executives “think like owners” and, therefore, aligns their interests with those of our shareholders.

COMPENSATION PRINCIPLES

We Believe Compensation Should Be Competitive And Reward Performance

The Company designs executive compensation policies, as described more fully below, to attract and retain qualified executives by providing compensation packages which are competitive within the marketplace as determined by the Berry, Dunn compensation survey and which compensate executives in a manner that encourages individual performance consistent with shareholder expectations.

We Are Focused On Keeping Compensation Reasonable And Realistic

The Committee determined the amount of each type of compensation for each executive by reviewing publicly available information regarding other companies which are similar to the Company, by assessing possible demand for our executives by competitors and other companies, by evaluating the compensation appropriate to attract executives to central Maine, where we are located, as based on the Berry, Dunn compensation survey and by consulting with the Chief Executive Officer with respect to the other executive officers. Based on that review, we concluded that our program was well balanced between cash, non-cash and incentive elements and that the base salaries of our executives were generally appropriate.

ELEMENTS OF EXECUTIVE COMPENSATION

Overview

Executive compensation consists of the following main elements: a base salary that reflects the scope of the executive’s responsibility and is competitive within the geographic base, annual cash-based incentive bonuses tied to the Company’s success in achieving certain financial performance goals established in advance by the Compensation Committee and stock-based incentive awards, such as stock option grants, which provide rewards and incentives for enhancing shareholder value.

In allocating compensation among these elements, we believe that the compensation of our senior-most levels of management -- the levels of management having the greatest ability to influence the Company’s performance -- should have a significant component that is performance-based, while lower levels of management should receive a greater portion of their compensation in base salary.

Base Salary

Our approach is to pay base salaries which are competitive with the salaries paid to executives of other companies of similar size and taking into account our judgment of the particular executive’s experience, performance and potential contributions to the Company. Base pay is a critical element of executive compensation because it provides executives with a base level of monthly income. We want to provide our senior management with a level of assured cash compensation in the form of base salary that facilitates an appropriate lifestyle given their professional status and accomplishments.

Non-Equity Incentive Compensation

Our practice is to award cash non-equity compensation based upon achievement of annual performance objectives. For fiscal 2009, the performance goals for our chief executive officer were as follows: maintain, by supporting and training, the company-wide culture of “Shared Values”, meet budget objectives, increase shareholder value, achieve satisfactory regulatory results and increase the number of products and services sold per customer.

Equity Compensation

Historically, the primary form of equity compensation that we awarded consisted of non-qualified stock options. We selected this form because of the favorable accounting and tax treatments and the expectation by employees in our industry that they would receive stock options. We did not issue equity awards during fiscal 2009.

In establishing award levels, we generally do not consider the equity ownership levels of the recipients or prior awards that are fully vested. It is our belief that competitors who might try to hire away our employees would not give credit for equity ownership in the Company and, accordingly, to remain competitive, we cannot afford to give credit for that factor either.

Severance Benefits

Where termination of employment is due to a reduction in force or a projected reduction in force, our company-wide severance plan provides for benefits equal to two weeks of base salary per year of credited service with a minimum payment of 4 weeks of base salary and a maximum payment of 26 weeks of base salary. This policy is not specific to executive management and is applied to any employee who meets the eligibility criteria. We also continue health and other insurance benefits for between one and six months corresponding to the termination benefits. We do not accelerate the vesting of equity compensation. In addition, a terminated employee is entitled to receive any benefits that he otherwise would have been entitled to receive under our 401(k) plan, and supplemental retirement plans, although those benefits are not increased or accelerated. We believe that these levels of severance benefits are below the general practice among comparable companies, although we have not conducted a study to confirm this belief. Mr. Delamater would not be entitled to severance benefits due to the regulations instituted by TARP.

Based upon a hypothetical termination date of June 30, 2009, the severance benefit for our executive officers, excluding Mr. Delamater, would have been as follows:

Severance Benefit based on hypothetical termination due to reduction in force as of June 30, 2009

Name	Base Salary	Insurance	Deferred Compensation (1)	Total
Robert S. Johnson	$39,716	$3,313	$30,365	$73,394
Marcel C. Blais	$62,411	$5,207	$14,610	$82,228
Pender J. Lazenby	$29,999	$392	$40,200	$70,591
Leslie L. Couper	$23,462	$465	$8,720	$32,647

(1) Deferred Compensation is not paid for termination for cause.

Severance Benefit based on hypothetical change in control as of June 30, 2009

Name	Base Salary	Insurance	Deferred Compensation	Total
Robert S. Johnson	$39,716	$3,313	$30,365	$73,394
Marcel C. Blais	$62,411	$5,207	$14,610	$82,228
Pender J. Lazenby	$29,999	$392	$40,200	$70,591
Leslie L. Couper	$23,462	$465	$8,720	$32,647

Retirement Plans

The Company maintains a traditional 401(k) plan pursuant to which the Company matches half of an employee’s contribution, up to 6% of the employee’s salary.

Deferred Compensation Agreements

In July 2007, the Compensation Committee, in an executive session with the full board, approved certain Salary Continuation Agreements for the following executive officers: James D. Delamater, Marcel C. Blais, Robert S. Johnson, Pender J. Lazenby, Leslie L. Couper and Craig R. Sargent. The Committee approved the Agreements because they are a tool for retention by creating incentive for senior level officers to stay with the Company until their normal retirement age.

As a general matter, the Salary Continuation Agreements provide for the payment of annual benefits to the participating executives, assuming attainment of the normal retirement age, as follows:

Name	Scheduled Payout Assuming Normal Retirement Age
James D. Delamater......................................................	$63,164
Marcel C. Blais.............................................................	$44,627
Robert S. Johnson.........................................................	$36,286
Pender J. Lazenby.........................................................	$34,203
Craig R. Sargent............................................................	$60,000
Leslie L. Couper.............................................	$41,541

Retirement benefits are payable monthly, beginning the month immediately after the month in which the Executive attains normal retirement age and are paid for 180 months. Early termination (i.e., termination before normal retirement age other than as a result of disability, death or cause) and disability benefits are paid monthly for 180 months beginning with the later of (x) the seventh month after the month in which the separation from service occurs or (y) the month immediately after the month in which the executive attains normal retirement age. Change of control benefits are paid in a lump sum within three days after the change in control. If the executive is receiving retirement benefits upon the occurrence of a change in control, the executive will be paid the remaining benefits in a lump sum within three days following the change in control. The death benefit is payable to the Executive’s beneficiary in a single lump sum 90 days after the date of death. No payment of any benefit will be made if the Executive is terminated for cause. Cause means executive’s gross negligence, neglect or intentional and material failure to perform his duties after notice, disloyalty or dishonesty or a breach of fiduciary duty for personal profit, intentional wrongful damage by the executive of the Bank’s business or property, willful violation of applicable law or bank policy that has an adverse effect on the Bank or its affiliates, executive being excluded from coverage under the Bank’s blanket bond, removal of the executive from office or prohibition from participating in the Bank’s affairs by regulatory order or conviction of the executive or a plea of no contest to a felony or misdemeanor involving moral turpitude or which results in incarceration of the executive for five consecutive days or more. Each participating Executive is entitled to only one payout under the Agreement, regardless of the number of events that occur. For events other than normal retirement and termination for cause, the executive would receive annual payments based upon his accrued deferred compensation balance.

The approximate annual cost of this deferred compensation plan is $185,000.

EXECUTIVE SHARE OWNERSHIP GUIDELINES

The Committee strongly supports share ownership by its executives. However, although there is no formal requirement for executive officers to own shares of Northeast Bancorp, executives are encouraged to own shares.

OUR COMPENSATION DECISIONS

Based on the performance criteria discussed below, as well as referencing the Berry, Dunn, McNeil & Parker compensation survey, a base salary of $268,434 for Mr. Delamater was recommended by the Committee and approved by the Board for fiscal year 2009. This base compensation, which is the same as 2008, was based on Committee members’ evaluation of Mr. Delamater’s performance with respect to the objectives described below and the Committee members’ subjective evaluation of his overall performance in those criteria.

Mr. Delamater’s performance evaluation was based on objectives determined by the Committee and outlined in Mr. Delamater’s annual Personal Development Plan (“PDP”). Short term and long term objectives are established through the annual PDP. The PDP is the formal evaluation process that is used throughout the organization. Mr. Delamater’s performance objectives for 2009 were as follows: maintain “Shared Values” culture; meet 2009 budgeted fiscal net income of $2.5 million ; achieve satisfactory regulatory results; enhance shareholder value; and increase the number of products and services sold per customer.

With respect to non-equity incentive compensation for Mr. Delamater, the Committee weighted each of the above described factors, with percentages allocated to each. Determinations of percentage allocations were based on Committee members’ subjective evaluation of Mr. Delamater’s performance against the criteria. Mr. Delamater’s potential total incentive compensation of $46,625 was based upon 15% of his base salary. The weighting of the performance criteria was as follows: maintain “Shared Values” culture (5%); meet 2009 budgeted fiscal net income $2.5 million (40%); achieve satisfactory regulatory results (20%); enhance shareholder value (30%); and increase the number of products and services sold per customer (5%).

Mr. Delamater’s compensation for 2009, as set forth in the Summary Compensation Table, was determined in accordance with the foregoing and approved by the Committee together with all other independent members of the Board.

With respect to the Company’s other executive officers, each Executive’s performance was evaluated by the Chief Executive Officer. Short term and long term objectives were established through the annual PDP. PDP objectives were individualized for each Executive, depending on their role and responsibilities.

The Committee, together with all other independent members of the Board, did not approve a salary increase or bonus monies to Mr. Delamater or any other executive officer for the 2009 review period due to failure to meet performance objectives.

Mr. Delamater’s PDP objectives for 2010 and the incentive compensation percentage allocations are as follows: meet 2010 budgeted fiscal net income of $2.7 million (25%); the remaining 75% will be comprised of the following criteria: maintain balance sheet integrity (25%); enhance shareholder value (20%); achieve satisfactory regulatory results (20%); increase the number of products and services sold per customer (5%); and continue to maintain a “Shared Values” culture (5%). The potential incentive compensation is approximately 15% of Mr. Delamater’s base salary. The incentive compensation for executive officers is based on the same criteria as Mr. Delamater except that the potential incentive compensation allocation payout is based upon 10% of their respective base salaries.

Personnel and Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Personnel Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is respectfully submitted by:

PERSONNEL AND COMPENSATION COMMITTEE

Conrad L. Ayotte, Chairman	Judith W. Kelley
John Rosmarin	Stephen W. Wight

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the 2009 fiscal year, Messrs. Ayotte, Rosmarin, Kelley and Wight served on the Compensation Committee. None of the individuals is, or has been, an officer or an employee of the Company or the Bank. No member of the Compensation Committee had any relationship requiring disclosure by the Company under the proxy rules promulgated under the Exchange Act the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

RELATED PERSON TRANSACTIONS

Northeast Bank Insurance Group, Inc. (“NBIG”) exercised its option to purchase the building occupied by the Spence & Matthews Insurance Agency located at 4 Sullivan Square, Berwick, Maine from a senior officer of NBIG. The transaction closed on June 24, 2009. The option price of $375,000 was determined at the time NBIG acquired the Spence & Matthews Agency in November 2007. The purchase transaction was subject to approval by the Board of Directors of Northeast Bank, the sole owner of NBIG.

On December 13, 2007 and January 8, 2008, NBIG purchased from a company owned by the president of NBIG, Craig Sargent, the land and building of the leased insurance agency offices in Anson, Mexico and Rangeley, Maine and a land lot in Jay, Maine. The purchase price totaled $516,000. The purchase price for each transaction was based upon an independent third party appraisal, except for the price of the land lot. The purchase transaction was subject to approval by the Board of Directors of Northeast Bank, the sole owner of Northeast Bank Insurance Group.

The Company’s Code of Ethics provides guidance on transactions with related persons. Any transaction with a related person must be reviewed and approved by the full Board and determined to be “arms length”.

The Bank has had, and expects to have in the future, various loans and other banking transactions in the ordinary course of business with the directors, executive officers, and principal shareholders of the Bank and the Company (or associates of such persons). All such transactions: (i) have been and will be made in the ordinary course of business; (ii) have been and will be made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with unrelated persons; and (iii) in the opinion of management, do not and will not involve more than the normal risk of collectability or present other unfavorable features.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

The firm of Shatswell, MacLeod & Company, PC registered public accounting firm (“Shatswell”) has served as the Company’s auditors for the fiscal years ended June 30, 2007, 2008 and 2009, and is expected to be selected as our registered public accounting firm for the fiscal year ending June 30, 2010. Shatswell is expected to have a representative at the Annual Meeting who will have an opportunity to make a statement if they so desire and be available to respond to appropriate questions from shareholders attending the meeting.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Shatswell for the audit of the Company’s annual financial statements for the years ended June 30, 2009 and June 30, 2008 and fees billed for other services rendered by Shatswell during these periods.

	2009	2008
Audit Fees: (1)	$104,652	$102,772
Audit-Related Fees: (2)	$8,173	$7,757
Tax Fees: (3)	$22,951	$0
All Other Fees (4)	$0	$0

(1)

Audit fees consistent principally of audit work performed on the consolidated financial statements, as well as work generally only the independent auditors can reasonably be expected to provide, such as statutory audits.

(2)	Audit related fees consisted principally of audits of employee benefit plans in 2009 and 2008 fiscal years.
(3)	Tax fees consisted principally of assistance with tax compliance, preparation of returns, and tax planning.
(4)	The Company generally does not engage Shatswell for “other” services.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the Audit Committee for approval.

•

Audit services include audit work performed on the financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

•

Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

•

Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent auditor’s tax personnel, including tax analysis, assisting with coordination of execution of tax related activities, primarily in the area of corporate development, supporting other tax related regulatory requirements and tax compliance and reporting.

•	Other fees are those associated with services not captured in the other categories. The Company generally does not request such services from the independent auditor.

Prior to engagement, the Audit Committee pre-approves independent auditor services within each category. The fees are budgeted, and the Audit Committee requires the independent auditor and management to report actual fees compared to the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decision to the Audit Committee at its next scheduled meeting.

Audit Committee Report

The audited financial statements of the Company, at and for the three year period ended on June 30, 2009, are included in the 2009 Annual Report. The Audit Committee oversees the Company’s financial reporting process and the independent audit of the annual consolidated financial statements. The Audit Committee is governed by a formal written audit committee charter. The Audit Committee reviews and reassesses the adequacy of the charter at least annually.

The Company, acting through its management and Board of Directors, has the primary responsibility for the financial statements and reporting process, including the systems of internal accounting controls. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, the financial reporting process, and internal controls. Shatswell, independent auditors engaged by the Company, is responsible for auditing the Company’s annual financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements under the standards of the Public Company Accounting Oversight Board (United States) (PCAOB).

In performing its oversight function, the Audit Committee has reviewed the audited financial statements with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles used, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also has reviewed with Shatswell its judgments as to the quality and acceptability of the Company’s accounting principles. Management and Shatswell have advised the Audit Committee that the Company’s consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. The Audit Committee discussed with Shatswell matters covered by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance).

The Audit Committee also discussed with Shatswell its independence from the Company and management, including those matters in Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the letter and disclosures from Shatswell to the Audit Committee pursuant to Standard No. 1. The Audit Committee confirmed that Shatswell had not provided any non-audit services to the Company during the 2009 fiscal year, with the exception of permitted tax compliance services.

In addition, the Audit Committee discussed with its internal auditors and Shatswell the overall scope and plans for their respective audits. The Audit Committee conferred with Shatswell, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee reviewed and discussed the audited consolidated financial statements of Northeast Bancorp as of and for the year ended June 30, 2009 with management and Shatswell.

Based on the reviews and the discussions referred to above, in reliance on management and Shatswell, and subject to the limitations of the role of the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE FISCAL 2009 AUDIT COMMITTEE

James P. Day, Chairman	Judith W. Kelley
Conrad L. Ayotte	Ronald J. Goguen

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of the Company’s issued and outstanding Common Stock as of September 18, 2009, by: (i) each director and nominee for director of the Company, (ii) each of the Named Executive Officers, (iii) all directors and executive officers of the Company as a group, and (iv) each person known to the Company beneficially owning more than 5% of the outstanding Common Stock. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all of the Common Stock owned by them.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Number of Shares (1)	Percent of Class (2)

Directors and Certain Executive Officers
Judith W. Kelley.................................................................................	7,500 (3)	*
James D. Delamater.............................................................................	72,261 (4)	3.39%
Conrad L. Ayotte................................................................................	4,000	*
Marcel C. Blais..................................................................................	2,947	*
James P. Day....................................................................................	3,325	*
Ronald J. Goguen...............................................................................	2,000	*
Philip C. Jackson...............................................................................	21,038 (6)	*
Robert S. Johnson...............................................................................	751	*
Pender J. Lazenby...............................................................................	1,000	*
Craig O. Linscott...............................................................................	10,000	*
John C. Orestis...................................................................................	13,350	*
John Rosmarin...................................................................................	8,500 (5)	*
Craig R. Sargent.................................................................................	11,000	*
John H. Schiavi..................................................................................	12,600 (3)	*
Stephen W. Wight..............................................................................	20,255 (6)	*

All directors and executive officers as a group (16 persons)..............................	197,552(7)	8.41%

Other Beneficial Holders
Albert H. Desnoyers (8).............................................................................. 1626 Regatta Drive Amelia, FL 32034	199,041	8.57%

Tontine Financial Partners, LP (9)................................................................. 200 Park Avenue, Suite 3900 New York, NY 10166	213,500	9.14%

Sandler O’Neill Asset Management LLC (10)................................................... 780 Third Avenue, 30th Floor New York, NY 10017	127,000	5.47%
James W. Nichols d/b/a Nichols Investment Management (11)............................. 175 Exchange Street Bangor, Maine 04402	175,275	7.55%
Thompson Hortsmann & Bryant, Inc. (12).................................................. Park 80 West Plaza One SaddleBrook, NJ 07663	93,822	4.04%

____________

*Less than 1%

(1)

In accordance with Rule 13d-3 promulgated pursuant to the Exchange Act, a person is deemed to be the beneficial owner of a security for purposes of the rule if he or she has or shares voting power or dispositive power with respect to such security or has the right to acquire such ownership within sixty days. As used herein, “voting power” is the power to vote or direct the voting of shares, and “dispositive power” is the power to dispose or direct the disposition of shares, irrespective of any economic interest therein.

(2)

In calculating the percentage ownership for a given individual or group, the number of shares of Common Stock outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days of the record date held by such individual or group, but are not deemed outstanding by any other person or group.

(3)	Includes 2,500 shares of Common Stock that may be acquired pursuant to currently exercisable options.
(4)	Includes 9,000 shares of Common Stock that may be acquired pursuant to currently exercisable options.
(5)

Includes 2,500 shares of Common Stock that may be acquired pursuant to currently exercisable options. Includes 5,375 shares of Common Stock held by Mr. Rosmarin’s spouse as to which Mr. Rosmarin disclaims beneficial ownership.

(6)

Includes 2,500 shares of Common Stock that may be acquired pursuant to currently exercisable options. Includes 7,350 shares of Common Stock held by Mr. Wight’s spouse as to which Mr. Wight disclaims beneficial ownership, and 2,250 shares of Common Stock held by his children.

(7)	Includes 26,500 shares of Common Stock subject to options which may be acquired by such directors and executive officers as a group pursuant to currently exercisable options.
(8)

The ownership information set forth herein is based in its entirety on material contained in a Schedule 13D, dated March 6, 1995, filed with the SEC by Mr. Desnoyers, as adjusted to reflect the payment of a 50% stock dividend in December 1997.

(9)

The ownership information set forth herein is based in its entirety on material contained in Amendment No. 1 to Schedule 13G, dated December 31, 2006, filed with the SEC by a group consisting of Tontine Financial Partners, LP (“TFP”), Tontine Management, LLC the general partner of TFP (“TM”), and Jeffrey L. Gendell, the managing member of TM.

(10)

The ownership information set forth herein is based in its entirety on material contained in a Schedule 13D, dated October 9, 2003, filed with the SEC consisting of a group partnerships of which Sandler, O’Neill Asset Management, Inc. (“SOAM”), is the sole general partner and to which SOAM Holdings, LLC a Delaware limited liability company (“Holdings”), provides administrative and management services, and Terry Maltese, the managing member and president of SOAM and Holdings.

(11)

The ownership information set forth herein is based in its entirety on material contained in a Schedule 13G/A, dated February 17, 2009, filed with the SEC by James Williams Nichols, doing business as Nichols Investment Management (“NIM”). NIM discloses that it holds 175,275 shares on behalf of its advisory clients and has sole power to vote 11,653 shares and sole power to dispose of 175,275 shares.

(12) The ownership information set forth herein is based in entirety on material contained in Schedule 13G, dated February 13, 2009, filed with the SEC .

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires all executive officers, directors, and persons who are the beneficial owner of more than 10% of the Common Stock of the Company to file reports of ownership with the Securities and Exchange Commission (the “SEC”) indicating their ownership of the Company’s equity securities and to report any changes in that ownership. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to comply therewith during the fiscal year ended June 30, 2009. The Company believes that all of these filing requirements were satisfied by its executive officers, directors, and by the beneficial owners of more than 10% of the Common Stock. In making this statement, the Company has relied on copies of the reporting forms received by it or on the written representations from certain reporting persons that no Forms 5 (Annual Statement of Changes in Beneficial Ownership) were required to be filed under applicable rules of the SEC.

SHAREHOLDER PROPOSALS

Eligible shareholders who wish to present proposals for action at the 2010 Annual Meeting of Shareholders should submit their proposals in writing to the Clerk of the Company at the address of the Company set forth on the first page of this Proxy Statement. Proposals must be received by the Corporate Clerk no later than June 7, 2010 for inclusion in next year’s proxy statement and proxy card. A shareholder proposal submitted outside of the SEC’s shareholder proposal process will be considered timely if received by the Corporate Clerk no later than August 21, 2009. A shareholder is eligible to present proposals if, at the time he or she submits the proposals, the shareholder owns at least 1% or $2,000 in market value of Common Stock and has held such shares for at least one year, and the shareholder continues to own such shares through the date of the 2010 Annual Meeting.

ANNUAL REPORT

The Company’s 2009 Annual Report for the fiscal year ended June 30, 2009, which includes financial statements, was mailed to shareholders together with the Notice of the Annual Meeting of Shareholders and Proxy Statement.

OTHER MATTERS

At the time of the preparation of this Proxy Statement, the Board of Directors of the Company had not been informed of any matters which would be presented for action at the Annual Meeting other than the proposals specifically set forth in the Notice of Annual Meeting and referred to herein. If any other matters are properly presented for action at the Annual Meeting, it is intended that the persons named in the accompanying proxy card will vote or refrain from voting in accordance with their best judgment on such matters after consultation with the Board of Directors.

The Company will provide, without charge, to any shareholder upon written request, a copy of the Company’s Annual Report on Form 10-K, including financial statements and schedules thereto for the fiscal year ended June 30, 2009, as filed with the Securities and Exchange Commission (without exhibits). All such requests should be delivered to our executive offices c/o Suzanne Carney, Corporate Clerk, Northeast Bancorp, 500 Canal Street, Lewiston, Maine 04240. Copies of exhibits will be provided upon written request and payment of a reasonable fee to cover the costs of reproduction and mailing. The Company’s Annual Report on Form 10-K is available on a publicly accessible website at http://cfpproxy.com/4206.

By Order of the Board of Directors and President

/s/ Suzanne M. Carney

Suzanne M. Carney

Clerk

Lewiston, Maine

October 12, 2009

NORTHEAST BANCORP

Annual Meeting of Shareholders, November 10, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of shares of common stock of Northeast Bancorp (“Northeast”), a Maine corporation, does hereby appoint Judith W. Kelley and James D. Delamater, and each of them, as due and lawful attorneys-in-fact (each of whom shall have full power of substitution), to represent and vote as designated below all of the Northeast common stock that the undersigned held of record at 5:00 p.m., local time, on September 18, 2009, at the Annual Meeting of Shareholders of Northeast Bancorp to be held at Hilton Garden Inn - Auburn River Watch located at 14 Great Falls Plaza, Auburn, Maine on Tuesday, November 10, 2009 at 11 a.m., local time, or any adjournment or postponement thereof, on the following matters, and on such other business as may properly come before the meeting:

1.	ELECTION OF DIRECTORS

Nominees: Conrad L. Ayotte, James P. Day, James D. Delamater, Ronald J. Goguen, Philip C. Jackson, Judith W. Kelley, Pender J. Lazenby, John C. Orestis, John Rosmarin, John H. Schiavi, and Stephen W. Wight .

☐ FOR ALL NOMINEES LISTED ABOVE	☐ WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEE’S LISTED ABOVE (except as marked to the contrary below)
(Instructions: to withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	ADVISORY VOTE ON EXECUTIVE COMPENSATION

Approval of an advisory (non-binding) proposal concerning the Company’s executive compensation program as follows: Resolved, that the shareholders approve the Company’s executive compensation program.

☐ For	☐Against	☐ Abstain

3.         In their discretion, on such other business as may properly come before the meeting (the Board of Directors is not aware of any matter other than the above proposals which is to be presented for action at the Annual Meeting).

All of the above proposals are described in greater detail in the accompanying Proxy Statement dated October 12, 2009, which descriptions are incorporated herein by reference.

(Please Sign and Date on Reverse Side)

(Continued from other side)

PLEASE SIGN AND RETURN PROMPTLY.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER.If no direction is given, this proxy will be voted FOR the election of all nominees as directors.

PLEASE ENTER THE NUMBER OF SHARES OF NORTHEAST BANCORP COMMON STOCK YOU OWN:____________________________

(Please sign, date, and return this proxy form exactly as your name or names appear below whether or not you plan to attend the meeting.)

☐ I plan to attend the Annual Meeting.

☐ I do not plan to attend the Annual Meeting.

Date ________________________________________________________, 2009
Signature(s): ____________________________________ ____________________________________ ____________________________________ Title or Authority (if applicable)

Please sign your name here exactly as it appears hereon. Joint owners should each sign. When signing as an attorney, executor,

administrator, trustee, guardian, corporate officer or other similar capacity, so indicate. If the owner is a corporation, an authorized officer should sign for the corporation and state his or her title. If shares are held in more than one capacity, this Proxy shall be deemed valid for all shares held in all capacities.

PROXY MATERIALS ARE AVAILABLE ON-LINE AT: http://cfpproxy.com/4206.